EXHIBIT 24

AUTHORIZATION LETTER

January 24, 2006


Securities and Exchange Commission
100 F Street, NE
Washington, D.C.
20549
Attn:  Filing Desk

To Whom It May Concern:

By means of
this letter, I authorize W. Todd Myers, Annette North and Brook
Logan,
and each of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of SGX
Pharmaceuticals, Inc., a Delaware corporation (the Company). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed it myself.

This authorization shall remain
in effect until revoked in writing by me.

Yours truly,

/s/
Stelios Papadopoulos

Stelios Papadopoulos

cc:	SGX
Pharmaceuticals, Inc.